Exhibit 5.17

P.O. Box 72050, Richmond, VA 23225-2050 T 804.967.9604 • F 804-967-2411 www.hdjn.com

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as Virginia counsel to CHS/Community Health Systems, Inc. (the “Company”) and the Guarantors (as defined below), each organized and existing under the laws of the Commonwealth of Virginia, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the Virginia entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Senior Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014,

September 17, 2014

by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of incorporation, articles of organization, bylaws, operating agreements, and limited liability company agreements as applicable, for each Guarantor (the “Governance Documents”);

(ii) the certificate with respect to various factual matters signed by an officer of each of the Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificates of Good Standing dated September 12, 2014;

(iv) the Secured Notes Registration Rights Agreement;

(v) the Unsecured Notes Registration Rights Agreement;

(vi) the Secured Notes Indenture;

(vii) the Unsecured Notes Indenture;

(viii) the forms of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus contained within the Registration Statement (the “Prospectus”).

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents, and have made such other investigations, as we have deemed necessary for the purpose of this opinion. We have also reviewed and relied upon such certificates of each applicable Guarantor as to factual matters, certificates of public officials and other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals, and (c) the due authorization, execution and delivery of all relevant documents by all appropriate parties other than the Guarantors and the enforceability thereof.

We express no opinion to the extent that any relevant documents may be impacted by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally; (ii) the exercise of judicial discretion or general principles of equity, whether considered in a proceeding at law or in equity, or public policy, including applicable securities law; and/or (iii) standards relating to fraud and forgery.

September 17, 2014

As to certain factual matters, we have relied upon warranties and representations made by each applicable Guarantor that are included in the relevant documents and certificates of officers of each applicable Guarantor. Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of each applicable Guarantor in this transaction without independent investigation.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Each Guarantor is validly existing and in good standing under the laws of the Commonwealth of Virginia.

(2) Each Guarantor has the requisite corporate or limited liability company power, as applicable, to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each Guarantor.

We express no opinion as to matters under or involving the laws of any jurisdiction other than laws of Virginia and its political subdivisions. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in Virginia exercising customary professional diligence would reasonably recognize as being directly applicable to each applicable Guarantor and relevant documents or any of them.

Except to the extent otherwise expressly set forth above, for purposes of this opinion, we have not made an independent review of any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees which may have been executed by or which may now be binding upon any Guarantor, nor have we undertaken to review our internal files or any files of any Guarantor, relating to transactions to which any Guarantor may be a party, or to discuss their transactions or business with any other lawyers in our firm or with any other officers, partners or any employees of any Guarantor.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Hancock, Daniel, Johnson & Nagle, P.C.

Schedule I

Name of Guarantor	State of Incorporation or Organization
Emporia Hospital Corporation	Virginia
Franklin Hospital Corporation	Virginia
Virginia Hospital Company, LLC	Virginia